Exhibit 4.5

                         FOX & COMPANY INVESTMENTS, INC.
                             6232 NORTH 32ND STREET
                             PHOENIX, ARIZONA 85018


                               September 23, 1997


Soy Environmental Products, Inc.
9135 Barton Street
Overland Park, Kansas  66214


         Re: Engagement Agreement Effective June 27, 1997/Note Agreement Effective July 3, 1997/Class A Warrant Agreement Effective July 3, 1997/Class B Warrant Agreement Effective July 3, 1997

Gentlemen:

         This letter will serve as a supplement and addendum to the above-referenced agreement (the "Agreement"). Fox & Company Investments, Inc., as placement agent (the "Placement Agent"), and Soy Environmental Products, Inc. (the "Company") hereby agree to extend the term of the Offering through September 23, 1997 and to increase the total amount of the Offering to $770,000 ($924,000 of Notes and 924,000 Warrants). The Note Agreement, the Class A Warrant Agreement and Class B Warrant Agreement are also hereby amended to reflect the increased total amount of the Offering.

         All  remaining  terms  and  conditions  of  the  Agreement,   the  Note
Agreement, the Class A Warrant Agreement and the Class B Warrant Agreement remain in full force and effect.

         The Placement Agent shall be responsible for notifying all prior investors of the change of terms. The Company will be responsible for the preparation and filing of all applicable Securities and Exchange Commission and state blue sky notices as required with respect to the extension and expansion of the offering and the closing as contemplated to occur on the date hereof.

         If the above is in accordance with your understanding, please indicate the same by executing below.

                                   Very truly yours,

                                   FOX & COMPANY INVESTMENTS, INC.


                                   By   /s/ Thomas A. Cifelli
                                     -------------------------------------------
                                     Thomas A. Cifelli, Executive Vice President

Accepted:

SOY ENVIRONMENTAL PRODUCTS, INC.


By   /s/ Sean F. Lee
  ------------------------------------------
  Sean F. Lee, Chief Executive Officer